NEWS RELEASE

                                         CONTACT: Max Kuniansky
                                                  Director of Investor Relations
                                                  B/E Aerospace, Inc.
                                                           (561) 791-5000

                  B/E AEROSPACE ANNOUNCES COST REDUCTION PLANS,
                          COMMENTS ON EARNINGS OUTLOOK

WELLINGTON, FL, October 23, 2001 - B/E Aerospace, Inc. (Nasdaq: BEAV) today announced a comprehensive action plan to re-align its capacity and cost structure, consistent with changed conditions in the airline industry. Management also commented on the outlook for the company's financial performance.

"The U.S. airline industry is experiencing severe financial stress in the wake of the September 11 terrorist attacks," said Mr. Robert J. Khoury, President and Chief Executive Officer of B/E Aerospace. "As expected, our airline customers have implemented stringent cash conservation measures. This has significantly reduced demand for our aircraft cabin interior products, necessitating the actions we announce today."

SUMMARY
o B/E to close five facilities, reduce workforce by approximately 1,000 employees
o    Management team's compensation to be reduced by 35 to 50 percent o
o Company plans to record cash charges of approximately $15 million to reflect cash costs associated with actions announced today

o B/E will also take non-cash charges totaling approximately $55 million associated with write-down of fixed assets affected by the restructuring, and $20 million associated with impairment of related intangible assets

o Management expects revenues of approximately $650 million and earnings of approximately $0.85 per share for the next fiscal year ending February 2003, and approximately break-even financial results for second half of current fiscal year ending February 2002, both excluding costs and charges related to the above actions

FACILITIES AND WORKFORCE

B/E currently employs about 4,650 people and operates 16 principal production facilities. After the planned reductions in facilities and workforce, the company will have approximately 3,650 employees and 11 principal production facilities worldwide.

"The actions we announce today are painful, affecting employees and their families," said Mr. Khoury. "Regrettably, these actions are necessary to ensure B/E's viability in the adverse conditions which now dominate our industry.

"Our airline customers are facing an unprecedented situation. Air travel is down dramatically in the wake of the September 11 attacks. In response, U.S. airlines have reduced scheduled flights, taken about 20 percent of their aircraft out of service and announced workforce reductions which will likely involve more than 100,000 workers.

"Our customers' need to conserve cash has substantially reduced aftermarket demand for B/E's products. We expect airline spending on cabin interior retrofits and refurbishments to be adversely affected for the foreseeable future. In addition, current forecasts indicate that deliveries of new aircraft will be down significantly for at least the next several years. Given the reduction in both aftermarket and new aircraft

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demand, we have no choice but to downsize our operations."

To further reduce costs, B/E's senior executive management personnel have agreed to accept reductions in compensation ranging from 35 percent to 50 percent for this year, and if necessary for the following two years as well.


RESTRUCTURING CHARGES

B/E will record a cash charge of approximately $15 million to reflect the costs of facility closures, workforce reductions and other items related to its cost reduction program. In addition, the company plans to record non-cash charges of about $55 million for write-downs of property, equipment and inventories which have been impaired as a result of industry conditions and plant closures, and an additional non-cash charge of approximately $20 million to write down certain intangible assets.

EARNINGS OUTLOOK: SECOND HALF OF FISCAL 2002

During the first half of fiscal 2002, B/E reported sales of $356 million and continued its track record of sequentially expanding profit margins. Net earnings were $16.7 million for the first half of the year, excluding an extraordinary item for early extinguishment of debt.

Before the September 11 attacks, the company was on track to generate sales of about $450 million and earnings of about $0.90 per share for the second half of the current fiscal year. For the second half of the current fiscal year ending February 2002, B/E now expects:
o    Sales of approximately $340 million, and
o    Approximately break-even net earnings excluding the planned charges.

These expected results, which are down substantially from prior expectations, reflect the adverse impact of current industry conditions.

EARNINGS OUTLOOK: FISCAL 2003

For the fiscal year ending February 2003, B/E expects continuing operations to generate:
o    Revenues of approximately $650 million,
o    Net earnings of approximately $0.85 per share, and
o    EBITDA of about $135 million.

"Several key factors will help us to manage our way through the difficult operating environment that lies ahead," Mr. Khoury said. "Over 60 percent of our costs are variable, providing substantial financial flexibility. Our publicly traded debt requires no principal payments until 2008. Our new cockpit security product and cabin reconfiguration work may mitigate some of the reduced demand for our other offerings. Prospects for our Business Jet Group remain positive. Most importantly, our senior management team has successfully navigated through difficult times in the past, having honed its skills in the adverse industry conditions of the early 1990s.

"We believe that B/E Aerospace will remain profitable and cash flow-positive, next year and thereafter, through the current industry downturn. We are also confident that there will eventually be a resurgence in the long-term growth drivers of our business. In fact, with the efficiencies created by the actions announced today and results already achieved with lean manufacturing and continuous improvement initiatives, our earnings power will be greatly enhanced when demand for our products returns to normal levels," Mr. Khoury concluded.

This news release contains forward-looking statements as defined in the Private Securities Litigation

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Reform Act of 1995. Such forward-looking statements involve risks and uncertainties, and B/E's actual experience may differ materially from that anticipated in such statements. Factors that might cause such a difference include those discussed in B/E's filings with the Securities and Exchange Commission, including but not limited to its most recent proxy statement, Form 10-K and Form 10-Q. For more information, see the section entitled "Forward-Looking Statements" contained in B/E's Form 10-K and in other filings.

B/E Aerospace, Inc. is the world's leading manufacturer of aircraft cabin interior products, serving virtually all the world's airlines and aircraft manufacturers. B/E designs, develops, manufactures, sells and services a broad line of passenger cabin interior products for both commercial and business/VIP aircraft and provides interior design, reconfiguration and conversion services to its customers throughout the world. For more information, visit B/E's web site at www.beaerospace.com.

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